Exhibit (a)(2)(H)

Extraordinary General Meeting

The Voting Instructions must be signed, completed and received at the indicated address prior to 10:00 A.M. (New York City time) on May 26, 2009 for action to be taken.

2009 VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES
Gmarket Inc. (the “Company”)
CUSIP No.:	38012G100.
ADS Record Date:	May 4, 2009.
Meeting Specifics:	Extraordinary General Meeting of Shareholders—May 29, 2009 at 10:00 A.M. (Seoul time) at the 8th floor, LIG Tower, 649-11 Yeoksam-dong, Gangnam-gu, Seoul, Korea.
Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated as of July 5, 2006.
Deposited Securities:	Common shares of the Company.
Custodian:	Korea Securities Depository.

The undersigned holder, as of the ADS Record Date, of the American Depositary Receipt(s) issued under the Deposit Agreement and evidencing the American Depositary Shares identified on the reverse side hereof (such American Depositary Shares, the “ADSs”), acknowledges receipt of a copy of the Depositary’s Notice of Shareholders’ Meeting and hereby irrevocably authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

Please note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither shall vote, attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received. If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in the voting instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary shall not be voted. The Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing quorum at the meeting.

Voting Instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

Please also note that pursuant to Section 3.5 of the Deposit Agreement, the Company may restrict transfers of ADSs where such transfer may result in ownership of Shares exceeding limits imposed by applicable law or the Articles of Incorporation of the Company, and may instruct the Depositary to take action including, but not limited to, the removal or limitation of voting rights, with respect to any Holder or Beneficial Owner of ADSs representing Deposited Securities in excess of such limits.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the voting instructions contained therein.

1:	Election of Joo Man Park as a new Inside Director and Jae Hyun Lee, John Muller and Nicholas P. Staheyeff as new non-Standing Directors

2:	Amendment to the Company’s Articles of Incorporation

3:	Election of Statutory Auditor

* The Company’s notice of Extraordinary General Meeting of Shareholders is available through the Company’s website at http://www.gmarket.co.kr/IR.

** Please note that certain holders who collectively beneficially own an aggregate of 26,716,576 shares of the Company’s issued and outstanding Common Stock (including Common Stock represented by ADSs but excluding Common Stock issuable upon the exercise of options), representing approximately 53.0% of the number of shares of Common Stock outstanding as of April 16, 2009, have each entered into an Agreement to Tender and Voting Agreement pursuant to which such shareholders have agreed, among other things, to vote in favor of the voting proposals set forth herein. The affirmative vote of these Company securities in favor of voting proposals at the Meeting is sufficient to ensure the approval of these voting proposals.

A	Issues	Gmarket Inc.
For Against Abstain

	Proposal 1	☐ ☐ ☐
	Proposal 2	☐ ☐ ☐
	Proposal 3	☐ ☐ ☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authoñzed officer with full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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